Exhibit 99.1

Index to Consolidated Financial Statements

Genworth Financial Mortgage Insurance Pty Limited

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Genworth Financial Mortgage Insurance Pty Limited:

We have audited the accompanying consolidated balance sheets of Genworth Financial Mortgage Insurance Pty Limited as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Genworth Financial Mortgage Insurance Pty Limited as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG

Sydney, Australia

March 30, 2012

Genworth Financial Mortgage Insurance Pty Limited

Consolidated Statements of Income

(U.S. dollar amounts in thousands)

	Years ended December 31,
	2011	2010	2009

Revenues:
Net premiums	$380,076	$328,357	$305,130
Net investment income	183,469	153,603	124,936
Net investment gains (losses)	28,764	2,910	1,851
Other income	2,319	2,109	1,096

Total revenues	594,628	486,979	433,013

Losses and expenses:
Net losses and loss adjustment expenses	182,963	134,941	156,552
Acquisition and operating expenses, net of deferrals	68,898	66,297	54,024
Amortization of deferred acquisition costs and intangibles	43,889	36,586	25,250
Interest expense	7,558	—	—

Total losses and expenses	303,308	237,824	235,826

Income before income taxes	291,320	249,155	197,187
Provision for income taxes	106,403	79,396	65,272

Net income	$184,917	$169,759	$131,915

Supplemental disclosures:
Total other-than-temporary impairments	$—	$—	$—
Portion of other-than-temporary impairments included in other comprehensive income	—	—	—

Net other-than-temporary impairments	—	—	—
Other investment gains	28,764	2,910	1,851

Total net investment gains (losses)	$28,764	$2,910	$1,851

See Notes to Consolidated Financial Statements

Genworth Financial Mortgage Insurance Pty Limited

Consolidated Balance Sheets

(U.S. dollar amounts in thousands, except share amounts)

	December 31,
	2011	2010

Assets
Investments:
Fixed maturity securities available-for-sale, at fair value	$2,695,515	$2,839,007
Short-term investments	47,969	6,639

Total investments	2,743,484	2,845,646

Cash and cash equivalents	720,791	272,092
Accrued investment income	38,594	40,579
Prepaid reinsurance premiums	338	574
Deferred acquisition costs	111,261	107,355
Goodwill	7,665	7,678
Intangible assets	50,362	16,869
Related party receivables	8,458	8,473
Other assets	17,732	11,884

Total assets	$3,698,685	$3,311,150

Liabilities and stockholders’ equity
Liabilities:
Reserve for losses and loss adjustment expenses	$272,028	$205,933
Unearned premiums	1,046,449	1,092,252
Net deferred tax liability	9,417	7,010
Related party payables	88,938	76,984
Long-term borrowings	143,276	—
Other liabilities and accrued expenses	80,781	47,964

Total liabilities	1,640,889	1,430,143

Stockholders’ equity:
Ordinary shares – No par value; 1,401,558,880 shares authorized and issued as of December 31, 2011 and 2010	—	—
Additional paid-in capital	627,085	621,929

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	49,386	(5,270)
Net unrealized gains (losses) on other-than-temporarily impaired securities	—	—

Net unrealized investment gains (losses)	49,386	(5,270)
Foreign currency translation adjustments	475,783	483,053

Total accumulated other comprehensive income (loss)	525,169	477,783
Retained earnings	905,542	781,295

Total stockholders’ equity	2,057,796	1,881,007

Total liabilities and stockholders’ equity	$3,698,685	$3,311,150

See Notes to Consolidated Financial Statements

Genworth Financial Mortgage Insurance Pty Limited

Consolidated Statements of Changes in Stockholders’ Equity

(U.S. dollar amounts in thousands)

	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings	Total stockholders’ equity

Balances as of December 31, 2008	$558,925	$(44,673)	$538,058	$1,052,310

Cumulative effect of change in accounting	—	(865)	865	—
Comprehensive income (loss):
Net income	—	—	131,915	131,915
Net unrealized gains on investment securities	—	(22,380)	—	(22,380)
Foreign currency translation adjustments	—	320,769	—	320,769

Total comprehensive income (loss)				430,304
Capital contribution	51,224	—	—	51,224

Balances as of December 31, 2009	610,149	252,851	670,838	1,533,838

Comprehensive income (loss):
Net income	—	—	169,759	169,759
Net unrealized gains (losses) on investment securities	—	(8,897)	—	(8,897)
Foreign currency translation adjustments	—	233,829	—	233,829

Total comprehensive income (loss)				394,691
Dividends to stockholders	—	—	(59,302)	(59,302)
Capital contribution	11,780	—	—	11,780

Balances as of December 31, 2010	621,929	477,783	781,295	1,881,007

Comprehensive income (loss):
Net income	—	—	184,917	184,917
Net unrealized gains on investment securities	—	54,656	—	54,656
Foreign currency translation adjustments	—	(7,270)	—	(7,270)

Total comprehensive income (loss)				232,303
Dividends to stockholders	—	—	(60,670)	(60,670)
Capital contribution	5,156	—	—	5,156

Balances as of December 31, 2011	$627,085	$525,169	$905,542	$2,057,796

See Notes to Consolidated Financial Statements

Genworth Financial Mortgage Insurance Pty Limited

Consolidated Statements of Cash Flows

(U.S. dollar amounts in thousands)

	Years ended December 31,
	2011	2010	2009

Cash flows from operating activities:
Net income	$184,917	$169,759	$131,915
Adjustments to reconcile net income to net cash from operating activities:
Amortization of investment discounts and premiums	117	(469)	(924)
Net investment (gains) losses	(28,764)	(2,910)	(1,851)
Acquisition costs deferred	(42,461)	(35,230)	(39,567)
Amortization of deferred acquisition costs and intangibles	43,889	36,586	25,250
Deferred income taxes	(1,915)	2,421	2,608
Corporate overhead allocation	10,670	11,698	12,668
Change in certain assets and liabilities:
Accrued investment income and other assets	(38,383)	(7,950)	(21,183)
Reserve for losses and loss adjustment expenses	67,075	(18,727)	19,101
Unearned premiums	(43,967)	(79,030)	79,282
Other liabilities	22,058	24,717	42,480

Net cash from operating activities	173,236	100,865	249,779

Cash flows from investing activities:
Proceeds from sales, maturities and repayments of fixed maturity securities and short-term investments	1,376,000	1,110,294	505,441
Purchases of fixed maturity securities and short-term investments	(1,141,236)	(1,127,444)	(1,050,768)

Net cash from investing activities	234,764	(17,150)	(545,327)

Cash flows from financing activities:
Proceeds from the issuance of long-term debt	149,589	—	—
Dividends paid to stockholders	(60,670)	(59,302)	—

Net cash from financing activities	88,919	(59,302)	—

Effect of exchange rate changes on cash and cash equivalents	(48,220)	32,401	102,644

Net change in cash and cash equivalents	448,699	56,814	(192,904)
Cash and cash equivalents at beginning of year	272,092	215,278	408,182

Cash and cash equivalents at end of year	$720,791	$272,092	$215,278

See Notes to Consolidated Financial Statements

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2011, 2010 and 2009

(1) Nature of Business, Formation of Genworth Mortgage and Basis of Presentation

Genworth Financial Mortgage Insurance Pty Limited (“Genworth Mortgage” or the “Company” as appropriate) offers mortgage insurance products in Australia and is headquartered in Sydney, Australia. In particular, the Company offers primary mortgage insurance, known as “lenders mortgage insurance,” or LMI, and portfolio credit enhancement policies. Until September 2011, Genworth Mortgage also offered LMI in New Zealand. This was always an immaterial component of the business and is now in runoff. The principal product is LMI, which is generally single premium business and provides 100% coverage of the loan amount in the event of a mortgage default. The nature of the Australian economy is that the majority of mortgages are originated through the country’s top four largest banks; therefore, the Company has a high concentration of business written over mortgages originating through these lenders.

The Company’s management has determined that the Company has one reportable operating segment, mortgage insurance.

Genworth Mortgage, prior to 2010 was a wholly-owned subsidiary of Genworth Financial Mortgage Insurance Holdings Pty Limited and was incorporated in Australia on November 10, 2003. During the year ended December 31, 2010, Genworth Financial Mortgage Insurance Holdings Pty Limited, the immediate parent of the Company, sold 13% of the issued share capital of the Company to Genworth Financial Services Pty Ltd, which is 100% owned by the same immediate parent of the Company. During the year ended December 31, 2011, Genworth Financial Mortgage Insurance Holdings Pty Limited sold its remaining 87% of the issued share capital of the Company to Genworth Financial Services Pty Ltd, which is 100% owned by the same immediate parent of the Company. The ultimate parent company of Genworth Mortgage is Genworth Financial, Inc. (“Genworth”). Genworth was incorporated in Delaware on October 23, 2003. The Company is the principal operating entity of Genworth Australia mortgage insurance business.

(2) Significant Accounting Policies

The consolidated financial statements have been prepared on the basis of U.S. generally accepted accounting principles (“U.S. GAAP”). Preparing financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates.

The consolidated financial statements of the Company are presented in U.S. dollars. The accompanying financial statements include Genworth Financial Mortgage Indemnity Limited and are prepared on a consolidated basis. All intercompany transactions have been eliminated in the consolidated financial statements. Certain prior year amounts have been reclassified to conform to the current year presentation. Any subsequent events have been considered for disclosure through March 30, 2012.

a) Premiums

A single premium is usually collected and remitted to Genworth Mortgage as the mortgage insurer from prospective borrowers by the lenders at the time the loan proceeds are advanced. The proceeds are recorded to unearned premium reserves and recognized as premiums earned over the estimated policy life in accordance with the expected pattern of risk emergence. This is further described in the accounting policy for unearned premiums.

b) Net Investment Income and Net Investment Gains and Losses

Investment income is recognized when earned. Investment gains and losses are calculated on the basis of specific identification. The cost of investments for the determination of investment gains and losses is the amount paid when the security was originally purchased adjusted for amortization and accretion.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2011, 2010 and 2009

c) Other Income

Other income consists of management fees for services provided by the Company for the management of insurance portfolios held by third-party insurance companies. Such services include accounting, claims management, systems maintenance, portfolio analytics and management reporting. These fees are recorded as revenue when the related service is provided.

d) Investment Securities

Investment securities have been designated as available-for-sale and are reported in the consolidated balance sheets at fair value. Values for securities are obtained from external pricing services where available, otherwise an internal model is used. Changes in the fair value of available-for-sale investments, net of deferred income taxes, are reflected as unrealized investment gains or losses in a separate component of accumulated other comprehensive income (loss).

Other-Than-Temporary Impairments On Available-For-Sale Securities

As of each balance sheet date, the Company evaluates securities in an unrealized loss position for other-than-temporary impairments. For debt securities, it considers all available information relevant to the collectability of the security, including information about past events, current conditions, and reasonable and supportable forecasts, when developing the estimate of cash flows expected to be collected. Estimating the cash flows expected to be collected is a quantitative and qualitative process that incorporates information received from third-party sources along with certain internal assumptions and judgments regarding the future performance of the underlying collateral. Where possible, this data is benchmarked against third-party sources.

Prior to adoption of new accounting guidance related to the recognition and presentation of other-than-temporary impairments on April 1, 2009, the Company generally recognized an other-than-temporary impairment on debt securities in an unrealized loss position when it did not expect full recovery of value or did not have the intent and ability to hold such securities until they had fully recovered their amortized cost. The recognition of other-than-temporary impairments prior to April 1, 2009 represented the entire difference between the amortized cost and fair value with this difference being recorded in net income as an adjustment to the amortized cost of the security.

Beginning on April 1, 2009, the Company recognizes other-than-temporary impairments on debt securities in an unrealized loss position when one of the following circumstances exists:

•	full recovery of the amortized cost is not expected based on the estimate of cash flows expected to be collected,

•	there is an intention to sell a security or

•	it is more likely than not that the Company will be required to sell a security prior to recovery.

For any other-than-temporary impairments recognized during the period, the Company presents the total other-than-temporary impairments, the portion of other-than-temporary impairments included in other comprehensive income (loss) (“OCI”) and the net other-than-temporary impairments as supplemental disclosure presented on the face of the consolidated statements of income.

Total other-than-temporary impairments are calculated as the difference between the amortized cost and fair value that emerged in the current period. For other-than-temporarily impaired securities where the Company does not intend to sell the security and it is not more likely than not that it will be required to sell the security prior to recovery, total other-than-temporary impairments are adjusted by the portion of other-than-temporary impairments recognized in OCI (“non-credit”). Net other-than-temporary impairments recorded in net income (loss) represent the credit loss on the other-than-temporarily impaired securities with the offset recognized as an adjustment to the amortized cost to determine the new amortized cost basis of the securities.

For securities that were deemed to be other-than-temporarily impaired and a non-credit loss was recorded in OCI, the amount recorded as an unrealized gain (loss) represents the difference between the current fair value and the new amortized cost for each period presented. The unrealized gain (loss) on an other-than-temporarily impaired security is recorded as a separate component in OCI until the security is sold or until the Company records an other-than-temporary impairment where the Company intends to sell the security or the Company will be required to sell the security prior to recovery.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2011, 2010 and 2009

To estimate the amount of other-than-temporary impairment attributed to credit losses on debt securities where the Company does not intend to sell the security and it is not more likely than not that the Company will be required to sell the security prior to recovery, it determines the best estimate of the present value of the cash flows expected to be collected from a security by discounting these cash flows by the current effective yield on the security prior to recording any other-than-temporary impairment. If the present value of the discounted cash flows is lower than the amortized cost of the security, the difference between the present value and amortized cost represents the credit loss associated with the security with the remaining difference between fair value and amortized cost recorded as a non-credit other-than-temporary impairment in OCI.

The evaluation of other-than-temporary impairments is subject to risks and uncertainties and is intended to determine the appropriate amount and timing for recognizing an impairment charge. The assessment of whether such impairment has occurred is based on the Company’s best estimate of the cash flows expected to be collected at the individual security level. Regular monitoring of the investment portfolio is undertaken to ensure that securities that may be other-than-temporarily impaired are identified in a timely manner and that any impairment charge is recognized in the proper period.

e) Fair Value Measurement

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company holds fixed maturity securities and certain other financial instruments, which are carried at fair value.

Fair value measurements are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect management’s view of market assumptions in the absence of observable market information. Valuation techniques are utilized that maximize the use of observable inputs and minimize the use of unobservable inputs. All assets and liabilities carried at fair value are classified and disclosed in one of the following three categories:

•	Level 1—Quoted prices for identical instruments in active markets.

•

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level 3—Instruments whose significant value drivers are unobservable.

Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as actively traded mutual fund investments.

Level 2 includes those financial instruments that are valued by using industry-standard pricing methodologies, models or other valuation methodologies. These models are primarily industry-standard models that consider various inputs, such as interest rate, credit spread and foreign exchange rates for the underlying financial instruments. All significant inputs are observable, or derived from observable, information in the marketplace or are supported by observable levels at which transactions are executed in the marketplace. Financial instruments in this category primarily include: certain public and private corporate fixed maturity securities; government or agency securities; and certain asset-backed securities.

Level 3 is comprised of financial instruments whose fair value is estimated based on industry-standard pricing methodologies and internally developed models utilizing significant inputs not based on, nor corroborated by, readily available market information. In limited instances, this category may also utilize non-binding broker quotes. This category primarily consists of certain less liquid fixed maturity securities where management cannot corroborate the significant valuation inputs with market observable data.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2011, 2010 and 2009

As of each reporting period, all assets and liabilities recorded at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability, such as the relative impact on the fair value as a result of including a particular input. The fair value hierarchy classifications are reviewed each reporting period. Changes in the observability of the valuation attributes may result in a reclassification of certain financial assets or liabilities. Such reclassifications are reported as transfers in and out of Level 3 at the beginning fair value for the reporting period in which the changes occur. The Company’s fixed maturity securities primarily use Level 2 inputs for the determination of fair value. These fair values are obtained from industry-standard pricing methodologies based on market observable information.

f) Cash and Cash Equivalents

Certificates of deposit, money market funds and other time deposits with original maturities of 90 days or less are considered cash equivalents in the consolidated balance sheets and statements of cash flows. Items with maturities greater than 90 days but less than one year at the time of acquisition are short-term investments.

g) Deferred Acquisition Costs (“DAC”)

Acquisition costs include costs which vary with and are primarily related to the acquisition of insurance. Acquisition costs include those costs incurred in the acquisition, underwriting and processing of new business including solicitation and printing costs, sales material and, some support costs such as underwriting and contract and policy issuance expenses. Amortization of these costs relating to each underwriting year is charged against revenue over time in accordance with the expected pattern of risk emergence.

The Company reviews all assumptions underlying DAC and tests DAC for recoverability annually. All the policies written by the Company are single premium. If the balance of unearned premiums is less than the current estimate of future losses and expenses (including any unamortized DAC), a charge to income is recorded for additional DAC amortization. For the years ended December 31, 2011, 2010 and 2009, no charges to income were recorded as a result of DAC recoverability testing.

h) Goodwill

Goodwill is not amortized but is tested for impairment at least annually using a fair value approach, which requires the use of estimates and judgment at the reporting unit level. The Company’s single operating segment is also the reporting unit for goodwill impairment testing. An impairment charge is recognized for any amount by which the carrying amount of a reporting unit’s goodwill exceeds its fair value. For the years ended December 31, 2011, 2010 and 2009, no charges were recorded as a result of goodwill impairment testing.

i) Intangible Assets

Present Value of Future Profits. In conjunction with the acquisition of Vero Lenders Mortgage Insurance Limited in 2006, $1 million was assigned to the right to receive future gross profits arising from existing insurance contracts. This intangible asset, called PVFP, represents the estimated present value of future cash flows from the acquired policies. PVFP is amortized in a manner similar to the amortization of DAC. PVFP is classified as other assets in the consolidated balance sheets. As of December 31, 2011, the PVFP balance has been fully amortized.

The Company regularly reviews all of these assumptions and periodically tests PVFP for recoverability. If the unearned premiums plus interest are less than the current estimate of future losses and expenses (including any unamortized PVFP), a charge to income is recorded for additional PVFP amortization. For the years ended December 31, 2011, 2010 and 2009, no charges to income were recorded as a result of the PVFP recoverability testing.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2011, 2010 and 2009

Other Intangible Assets. The Company also recognizes individual acquired intangible assets through customer supply and service agreements as an intangible asset; it is recorded at fair value and then amortized over the life of the agreements. The Company also amortizes the costs of other intangibles such as capitalized software over their estimated useful lives unless such lives are deemed indefinite.

Amortizable intangible assets are tested for impairment at least annually based on undiscounted cash flows, which requires the use of estimates and judgment, and, if impaired, written down to fair value based on either discounted cash flows or appraised values. Intangible assets with indefinite lives are tested at least annually for impairment and written down to fair value as required. For the years ended December 31, 2011, 2010 and 2009, no charges were recorded as a result of impairment testing.

j) Reinsurance

Premium revenue, benefits and acquisition and operating expenses are reported net of the amounts relating to reinsurance ceded to and assumed from other companies. Amounts due from reinsurers for incurred and estimated future claims are reflected in the reinsurance recoverable asset. The cost of reinsurance is recognized as an expense (presented in net premiums) in accordance with the expected pattern of reinsurance recoveries.

k) Losses and Loss Adjustment Expenses

The reserve for losses and loss adjustment expenses represents the amount needed to provide for the estimated ultimate cost of settling claims relating to insured events that have occurred on or before the end of the respective reporting period. The estimated liability includes requirements for future payments of: (a) claims that have been reported to the Company; (b) claims related to insured events that have occurred but that have not been reported to the Company as of the date the liability is estimated; (c) non-reinsurance recoveries such as subrogation; and (d) claim adjustment expenses. Claim adjustment expenses include costs incurred in the claim settlement process such as legal fees and costs to record, process and adjust claims.

Reserves for losses and loss adjustment expenses are based on notices of mortgage loan defaults and estimates of defaults that have been incurred but have not been reported by loan servicers, using assumptions of claim rates for loans in default and the average amount paid for loans that result in a claim. As is common accounting practice in the mortgage insurance industry and in accordance with U.S. GAAP, the Company begins to provide for the ultimate claim payment relating to a potential claim on a defaulted loan when the status of that loan first goes delinquent. Over time, as the status of the underlying delinquent loan moves toward foreclosure and the likelihood of the associated claim loss increases, the amount of the loss reserve associated with that potential claim may also increase.

The Company performs a quarterly update of the Australian loss reserve factors. The increase in loss and loss adjustment expenses arising from these reviews for the years ended December 31, 2011, 2010 and 2009 was $29 million, $2 million and $13 million, respectively.

The Company considers the liability for loss and loss adjustment expenses provided to be satisfactory to cover the losses that have occurred. The Company monitors actual experience, and where circumstances warrant, will revise its assumptions. The methods of determining such estimates and establishing the reserves are reviewed continuously and any adjustments are reflected in operations in the period in which they become known. Future developments may result in losses and loss expenses greater or less than the liability for policy and contract claims provided.

l) Unearned Premiums

For single premium insurance contracts written in the current period, a portion of the revenue is recognized as premiums earned in the current period, while the remaining portion is deferred as unearned premiums and earned over time in accordance with the estimated expiration of risk. If single premium policies are cancelled and the premium is non-refundable, then the remaining unearned premium related to each cancelled policy is recognized in earned premiums upon notification of the cancellation. Estimation of risk expiration for the recognition of premium is inherently judgmental and is based on actuarial analysis of historical experience. The premium earnings recognition model is reviewed quarterly with any adjustments to the estimates reflected in current period income. As a result of the reviews conducted, there was an increase in earned premiums, net of reinsurance, of $5 million, $2 million and $8 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2011, 2010 and 2009

m) Income Taxes

The deferred tax assets and/or liabilities are determined by multiplying the differences between the financial reporting and tax reporting bases for assets and liabilities by the enacted tax rates expected to be in effect when such differences are recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances on deferred tax assets are estimated based on the Company’s assessment of the realizability of such amounts.

Effective November 1, 2009, Genworth Mortgage was included in a new consolidated Australian income tax group with Genworth Financial New Holdings Pty Limited as the head entity. Prior to this, Genworth Mortgage was included in a consolidated Australian income tax group with its Australian parent company as the head entity. Under the Australian tax consolidation system, the head entity is liable for the current income tax liabilities of the group. Subsidiaries will be held jointly and severally liable for the current income tax liabilities of the group where the head entity defaults, subject to the terms of a valid tax sharing agreement between the entities in the group. Assets and liabilities arising under the tax funding arrangement are recognized as amounts receivable from or payable to other entities in the group. The income tax provision in these financial statements is prepared as if the Company was a stand alone taxpayer.

n) Foreign Currency Translation

The local currency, the Australian dollar, is the functional currency for the Company. The determination of the functional currency is made based on the appropriate economic and management indicators. The financial statements have been translated into U.S. dollars at the exchange rates in effect at the consolidated balance sheet date (the “reporting currency”). Accordingly, assets and liabilities are translated into U.S. dollars at the exchange rates in effect as of the balance sheet date. Revenues and expenses are translated into U.S. dollars at the average rates of exchange prevailing during the period. Translation adjustments arising from this currency remeasurement were reported as a separate component of accumulated other comprehensive income (loss) included in the consolidated statements of changes in stockholders’ equity. Beginning in 2010, the Company records unrealized gains and losses as part of OCI at historical rates. Prior to 2010, this portion of OCI was recorded at exchange rates in effect as of the balance sheet date. There was no impact to net assets.

The exchange rate for translating the Australian dollar into the U.S. dollar as of December 31, 2011 and 2010 was $1.02 and $1.03, respectively. The average rate of exchange for converting the Australian dollar into the U.S. dollar for the years ended December 31, 2011 and 2010 was $1.03 and $0.91, respectively. These exchange rate fluctuations caused unfavorable foreign currency translation adjustments of $7 million as of and for the year ended December 31, 2011 and $234 million favorable foreign currency translation adjustments as of and for the year ended December 31, 2010, which were reported in OCI in the consolidated statement of changes in stockholders’ equity.

Gains and losses from foreign currency transactions, such as those resulting from the settlement of foreign receivables or payables, are included in the consolidated statements of income.

o) Employee Benefit Plans

The superannuation plan is a defined contribution plan. All employees are entitled to varying levels of benefits on retirement, disability or death, based on accumulated employer contributions and investment earnings thereon. Contributions by the Company are, as a minimum, in accordance with the Australian Superannuation Guarantee Levy.

p) Leases

Operating lease payments for motor vehicles, equipment and buildings, where the lessors effectively retain substantially all the risks and benefits of ownership of the leased items, are included in the determination of the operating profit in equal installments over the lease term, as this represents the pattern of benefits derived from the leased assets.

q) Long-Term Borrowings

Long-term borrowings are recorded at amortized costs unless the debt is issued at a discount or premium. Transaction costs are incremental costs that are directly attributable to originating or acquiring a financial instrument. The transaction costs are capitalized and amortized over the life of the borrowings. Interest expense is accrued at the contracted rate and included in other liabilities.

r) Accounting Changes

Testing Goodwill For Impairment

In September 2011, the Financial Accounting Standards Board (the “FASB”) issued new accounting guidance related to goodwill impairment testing. The new guidance permits the use of a qualitative assessment prior to, and potentially instead of, the two step quantitative goodwill impairment test. We elected to early adopt this new guidance effective on July 1, 2011 in order to apply the new guidance in our annual goodwill impairment testing performed during the third quarter. The adoption of this new accounting guidance did not have any impact on our consolidated financial statements.

When to Perform Step 2 of the Goodwill Impairment Test For Reporting Units With Zero or Negative Carrying Value

On January 1, 2011, we adopted new accounting guidance related to goodwill impairment testing when a reporting unit’s carrying value is zero or negative. This guidance did not impact our consolidated financial statements upon adoption, as all of our reporting units with goodwill balances have positive carrying values.

Fair Value Measurements and Disclosures—Improving Disclosures about Fair Value Measurements

On January 1, 2011, we adopted new accounting guidance related to additional disclosures about purchases, sales, issuances and settlements in the rollforward of Level 3 fair value measurements. The adoption of this new accounting guidance did not have any impact on our consolidated financial statements.

Scope Exception for Embedded Credit Derivatives

On July 1, 2010, we adopted new accounting guidance related to embedded credit derivatives. This accounting guidance clarified the scope exception for embedded credit derivatives and when those features would be bifurcated from the host contract. Under the new accounting guidance, only embedded credit derivative features that are in the form of subordination of one financial instrument to another would not be subject to the bifurcation requirements. The adoption of this new accounting guidance did not have any impact on our consolidated financial statements.

Accounting for Transfers of Financial Assets

On January 1, 2010, we adopted new accounting guidance related to accounting for transfers of financial assets. This accounting guidance amends the previous guidance on transfers of financial assets by eliminating the qualifying special-purpose entity concept, providing certain conditions that must be met to qualify for sale accounting, changing the amount of gain or loss recognized on certain transfers and requiring additional disclosures. The adoption of this accounting guidance did not have a

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2011, 2010 and 2009

material impact on our consolidated financial statements. The elimination of the qualifying special-purpose entity concept requires that these entities be considered for consolidation as a result of the new guidance related to variable interest entities (“VIE”) as discussed below.

Improvements to Financial Reporting by Enterprises Involved with VIEs

On January 1, 2010, we adopted new accounting guidance for determining which enterprise, if any, has a controlling financial interest in VIEs and requires additional disclosures about involvement in VIEs. Under this new accounting guidance, the primary beneficiary of a VIE is the enterprise that has the power to direct the activities of a VIE that most significantly impacts the VIE’s economic performance and has the obligation to absorb losses or receive benefits that could potentially be significant to the VIE. The adoption of this accounting guidance did not have any impact on our consolidated financial statements as we do not have any controlling financial interest in a VIE.

Fair Value Measurements and Disclosures —Improving Disclosures about Fair Value Measurements

On January 1, 2010, we adopted new accounting guidance requiring additional disclosures for significant transfers between Level 1 and 2 fair value measurements and clarifications to existing fair value disclosures related to the level of disaggregation, inputs and valuation techniques. The adoption of this new accounting guidance did not have any impact on our consolidated financial statements.

Fair Value Measurements and Disclosures —Measuring Liabilities At Fair Value

On October 1, 2009, we adopted new accounting guidance related to measuring liabilities at fair value. This accounting guidance clarified techniques for measuring the fair value of liabilities when quoted market prices for the identical liability are not available. The adoption of this new accounting guidance did not have any impact on our consolidated financial statements.

Fair Value Measurements and Disclosures Investments In Certain Entities that Calculate Net Asset Value Per Share

On October 1, 2009, we adopted new accounting guidance related to fair value measurements and disclosures that provided guidance on the fair value measurement in certain entities that calculate net asset value per share. The adoption of this new accounting guidance did not have any impact on our consolidated financial statements.

The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles

On July 1, 2009, we adopted new accounting guidance related to the codification of accounting standards and the hierarchy of U.S. GAAP established by the FASB. This accounting guidance established two levels of U.S. GAAP, authoritative and non authoritative. The FASB Accounting Standards Codification (the “Codification”) is the source of authoritative, nongovernmental U.S. GAAP, except for rules and interpretive releases of the United States Securities and Exchange Commission (“SEC”), which are also sources of authoritative U.S. GAAP for SEC registrants. All other accounting literature is non authoritative. The adoption of this new accounting guidance did not have any impact on our consolidated financial statements.

Recognition and Presentation of Other-Than-Temporary Impairments

On April 1, 2009, we adopted new accounting guidance related to the recognition and presentation of other-than-temporary impairments. This accounting guidance amended the other-than-temporary impairment guidance for debt securities and modified the presentation and disclosure requirements for other-than-temporary impairment disclosures for debt and equity securities. This accounting guidance also amended the requirement for management to positively assert the ability and intent to hold a debt security to recovery to determine whether an other-than-temporary impairment exists and replaced this provision with the assertion that we do not intend to sell or it is not more likely than not that we will be required to sell a security prior to recovery.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2011, 2010 and 2009

Additionally, this accounting guidance modified the presentation of other-than-temporary impairments for certain debt securities to only present the impairment loss in net income (loss) that represents the credit loss associated with the other-than-temporary impairment with the remaining impairment loss being presented in OCI. On April 1, 2009, the Company recorded a net cumulative effect adjustment of $0.9 million to retained earnings with an offset to accumulated other comprehensive income (loss).

Interim Disclosures About Fair Value of Financial Instruments

On April 1, 2009, we adopted new accounting guidance related to interim disclosures about fair value of financial instruments. This accounting guidance amended the fair value disclosure requirements for certain financial instruments to require disclosures during interim reporting periods of publicly traded entities in addition to requiring them in annual financial statements. The adoption of this new accounting guidance did not have any impact on our consolidated financial statements.

Determining Fair Value When the Volume and Level of Activity For the Asset Or Liability Have Significantly Decreased and Identifying Transactions That are Not Orderly

On April 1, 2009, we adopted new accounting guidance related to determining fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly. This accounting guidance provided additional guidance for determining fair value when the volume or level of activity for an asset or liability has significantly decreased and identified circumstances that indicate a transaction is not orderly. The adoption of this new accounting guidance did not have any impact on our consolidated financial statements.

Fair Value Measurements of Certain Nonfinancial Assets and Liabilities

On January 1, 2009, we adopted new accounting guidance related to fair value measurements of certain nonfinancial assets and liabilities, such as impairment testing of goodwill and indefinite-lived intangible assets. The adoption of this new accounting guidance did not have any impact on our consolidated financial statements.

Business Combinations

On January 1, 2009, we adopted new accounting guidance related to business combinations. This accounting guidance established principles and requirements for how an acquirer recognizes and measures certain items in a business combination, as well as disclosures about the nature and financial effects of a business combination. The adoption of this new accounting guidance did not have any impact on our consolidated financial statements.

Noncontrolling Interests in Consolidated Financial Statements

On January 1, 2009, we adopted new accounting guidance related to noncontrolling interests in consolidated financial statements. This accounting guidance established accounting and reporting standards for non controlling interests in a subsidiary and for deconsolidation of a subsidiary. The adoption of this new accounting guidance did not have any impact on our consolidated financial statements.

s) Accounting Pronouncements

Not Yet Adopted

In June 2011, the FASB issued new accounting guidance requiring presentation of the components of net income, the components of OCI and total comprehensive income either in a single continuous statement of comprehensive income (loss) or in two separate but consecutive statements. This new accounting guidance is effective for us on January 1, 2012. We do not expect the adoption of this accounting guidance to have a material impact on our consolidated financial results.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2011, 2010 and 2009

In May 2011, the FASB issued new accounting guidance for fair value measurements. This new accounting guidance clarifies existing fair value measurement requirements and changes certain fair value measurement principles and disclosure requirements that will be effective for us on January 1, 2012. We do not expect the adoption of this accounting guidance to have a material impact on our consolidated financial statements

In April 2011, the FASB issued new accounting guidance for repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. The new guidance removes the requirement to consider a transferor’s ability to fulfill its contractual rights from the criteria when determining effective control and is effective, for us, prospectively to any transactions occurring on or after January 1, 2012. We do not expect the adoption of this accounting guidance to have a material impact on our consolidated financial statements.

In October 2010, the FASB issued new accounting guidance related to accounting for costs associated with acquiring or renewing insurance contracts. This new accounting guidance will be effective for us on January 1, 2012. We will adopt this new guidance retrospectively, which will reduce retained earnings and stockholders’ equity by $39 million as of January 1, 2012, and will reduce net income by $4 million, $2 million and $2 million for the years ended December 31, 2011, 2010 and 2009, respectively. The new guidance results in lower amortization and fewer deferred costs, specifically related to underwriting, inspection and processing for contracts that are not issued, as well as advertising and customer solicitation.

The following table presents the activity impacting deferred acquisition costs under new guidance as of and for the years ended December 31:

(U.S. dollar amounts in thousands)	2011	2010	2009
Unamortized balance as of January 1	$57,586	$51,332	$28,182
Impact of foreign currency translation	(69)	7,119	10,098
Cost deferred	18,577	17,328	25,052
Amortization, net of interest accretion	(20,287)	(18,193)	(12,000)

Balance as of December 31	$55,807	$57,586	$51,332

See note 5 for the historical activity impacting DAC under current guidance.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2011, 2010 and 2009

(3) Investments

(a) Net Investment Income

Sources of net investment income were as follows for the years ended December 31:

(U.S. dollar amounts in thousands)	2011	2010	2009
Fixed maturity securities	$162,816	$150,536	$114,231
Cash and cash equivalents	25,556	8,067	13,295

Gross investment income before expenses and fees	188,372	158,603	127,526
Expenses and fees	(4,903)	(5,000)	(2,590)

Net investment income	$183,469	$153,603	$124,936

(b) Net Investment Gains (Losses)

The net investment gains (losses) were as follows for the years ended December 31:

(U.S. dollar amounts in thousands)	2011	2010	2009
Available-for-sale investment securities:
Realized gains on sale	$29,006	$5,186	$6,248
Realized losses on sale	(242)	(2,276)	(4,397)

Net realized gains on available-for-sale securities	28,764	2,910	1,851

Impairments:
Total other-than-temporary impairments	—	—	—
Portion of other-than-temporary impairments included in OCI	—	—	—

Net other-than-temporary impairments	—	—	—

Net investment gains (losses)	$28,764	$2,910	$1,851

The Company generally intends to hold securities in unrealized loss positions until they recover. However, from time to time, the intent on an individual security may change, based upon market or other unforeseen developments. In such instances, the Company sells securities in the ordinary course of managing its portfolio to meet diversification, credit quality, yield and liquidity requirements. If a loss is recognized from a sale subsequent to a balance sheet date due to these unexpected developments, the loss is recognized in the period in which the intent to hold the securities to recovery no longer exists.

The aggregate fair value of securities sold at a loss for the years ended December 31, 2011, 2010 and 2009 was $30 million, $276 million and $29 million, respectively, which was approximately 99%, 99% and 87%, respectively, of book value.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2011, 2010 and 2009

(c) Unrealized Investment Gains (Losses)

Net unrealized gains (losses) on available-for-sale investment securities reflected as a separate component of accumulated other comprehensive income (loss) were as follows as of December 31:

(U.S. dollar amounts in thousands)	2011	2010	2009
Net unrealized gains (losses) on available-for-sale investment securities:
Fixed maturity securities	$70,536	$(7,677)	$5,181
Deferred income taxes	(21,150)	2,407	(1,554)

Net unrealized investment gains (losses)	$49,386	$(5,270)	$3,627

The change in net unrealized gains (losses) on available-for-sale investment securities reported in accumulated other comprehensive income (loss) was as follows as of and for the years ended December 31:

(U.S. dollar amounts in thousands)	2011	2010	2009
Beginning balance	$(5,270)	$3,627	$26,872
Cumulative effect of change in accounting	—	—	(865)
Unrealized gains (losses) arising during the period:
Unrealized gains (losses) on investment securities	106,977	(9,948)	(30,501)
Provision for deferred taxes	(32,186)	3,088	9,417

Change in unrealized gains (losses)	74,791	(6,860)	(21,949)
Reclassification adjustments to net investment gains (losses), net of taxes of $8,629, $873 and $555	(20,135)	(2,037)	(1,296)

Ending balance	$49,386	$(5,270)	$3,627

(d) Fixed Maturity Securities

As of December 30, 2011, the amortized cost or cost, gross unrealized gains (losses) and fair value of the fixed maturity securities classified as available-for-sale were as follows:

		Gross unrealized gains on securities		Gross unrealized losses on securities
(U.S. dollar amounts in thousands)	Amortized cost or cost	Not other-than- temporarily impaired	Other-than- temporarily impaired	Not other-than- temporarily impaired	Other-than- temporarily impaired	Fair value
Fixed maturity securities:
Government – non-U.S.	$360,793	$15,528	$—	$(4)	$—	$376,317
Corporate – U.S.	57,299	2,363	—	(200)	—	59,462
Corporate – non-U.S.	2,157,291	59,439	—	(6,629)	—	2,210,101
Residential mortgage-backed securities	49,635	—	—	—	—	49,635

Total available-for-sale securities	$2,625,018	$77,330	$—	$(6,833)	$—	$2,695,515

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2011, 2010 and 2009

As of December 31, 2010, the amortized cost or cost, gross unrealized gains (losses) and fair value of the fixed maturity securities classified as available-for-sale were as follows:

		Gross unrealized gains on securities		Gross unrealized losses on securities
(U.S. dollar amounts in thousands)	Amortized cost or cost	Not other-than- temporarily impaired	Other-than- temporarily impaired	Not other-than- temporarily impaired	Other-than- temporarily impaired	Fair value
Fixed maturity securities:
Government – non-U.S.	$439,778	$1,943	$—	$(2,589)	$—	$439,132
Corporate – U.S.	35,912	164	—	(234)	—	35,842
Corporate – non-U.S.	2,319,294	13,448	—	(18,424)	—	2,314,318
Residential mortgage-backed securities	49,715	—	—	—	—	49,715

Total available-for-sale securities	$2,844,699	$15,555	$—	$(21,247)	$—	$2,839,007

The following table presents the fair values and gross unrealized losses of investment securities, aggregated by investment type and length of time that individual investment securities have been in a continuous unrealized loss position, as of December 31, 2011:

	Less than 12 months			12 months or more			Total
(U.S. dollar amounts in thousands)	Fair value	Gross unrealized losses	Number of securities	Fair value	Gross unrealized losses	Number of securities	Fair value	Gross unrealized losses	Number of securities
Description of Securities
Fixed maturity securities:
Government – non-U.S.	$—	$—	—	$409	$(4)	1	$409	$(4)	1
Corporate – U.S.	11,797	(64)	4	12,140	(136)	1	23,937	(200)	5
Corporate – non-U.S.	219,358	(1,706)	20	45,517	(4,923)	5	264,875	(6,629)	25

Total for securities in an unrealized loss position	$231,155	$(1,770)	24	$58,066	$(5,063)	7	$289,221	$(6,833)	31

% Below cost – fixed maturity securities:
<20% Below cost	$231,155	$(1,770)	24	$54,189	$(3,905)	6	$285,344	$(5,675)	30
20%-50% Below cost	—	—	—	3,877	(1,158)	1	3,877	(1,158)	1
>50% Below cost	—	—	—	—	—	—	—	—	—

Total for securities in an unrealized loss position	$231,155	$(1,770)	24	$58,066	$(5,063)	7	$289,221	$(6,833)	31

Investment grade	$231,155	$(1,770)	24	$58,066	$(5,063)	7	$289,221	$(6,833)	31
Below investment grade	—	—	—	—	—	—	—	—	—

Total for securities in an unrealized loss position	$231,155	$(1,770)	24	$58,066	$(5,063)	7	$289,221	$(6,833)	31

As indicated in the table above, all of the securities in a continuous unrealized loss position for less than 12 months were investment grade and less than 20% below cost. These unrealized losses were primarily attributable to credit spreads that have widened since acquisition for corporate securities across various industry sectors, including finance and insurance as well as utilities and energy. For securities that have been in a continuous unrealized loss for less than 12 months, the average fair value percentage below cost was approximately 1% as of December 31, 2011.

Fixed Maturity Securities In A Continuous Unrealized Loss Position For 12 Months Or More

Of the $4 million of unrealized losses on fixed maturity securities in a continuous unrealized loss for 12 months or more that were less than 20% below cost, the weighted-average rating was “BBB-” and 100% were investment grade as of December 31, 2011. These unrealized losses were attributable to the widening of credit spreads for these securities since acquisition, primarily associated with corporate securities in the finance and insurance sector. The average fair value percentage below cost for these securities was approximately 7% as of December 31, 2011. A single security in the finance and insurance industry has been in a continuous unrealized loss position for 12 months or more and was between 20% to 50% below cost as of December 31, 2011.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2011, 2010 and 2009

We expect our investments in corporate securities will continue to perform in accordance with our conclusions about the amount and timing of estimated cash flows. Although we do not anticipate such events, it is at least reasonably possible that issuers of our investments in corporate securities will perform worse than current expectations. Such events may lead us to recognize potential future write-downs within our portfolio of corporate securities.

Given the current market conditions, including current financial industry events and uncertainty around global economic conditions, the fair value of these securities has declined due to credit spreads that have widened since acquisition. In our examination of these securities, we considered all available evidence, including the issuers’ financial condition and current industry events to develop our conclusion on the amount and timing of cash flows expected to be collected. Based on this evaluation, we determined that the unrealized losses on these securities represented temporary impairments as of December 31, 2011.

The following table presents the fair values and gross unrealized losses of investment securities, aggregated by investment type and length of time that individual investment securities have been in a continuous unrealized loss position, as of December 31, 2010:

	Less than 12 months			12 months or more			Total
(U.S. dollar amounts in thousands)	Fair value	Gross unrealized losses	Number of securities	Fair value	Gross unrealized losses	Number of securities	Fair value	Gross unrealized losses	Number of securities
Description of Securities
Fixed maturity securities:
Government – non-U.S.	$303,464	$(2,589)	18	$—	$—	—	$303,464	$(2,589)	18
Corporate – U.S.	8,621	(49)	3	12,105	(185)	1	20,726	(234)	4
Corporate – non-U.S.	1,086,407	(12,172)	71	215,578	(6,252)	17	1,301,985	(18,424)	88

Total for securities in an unrealized loss position	$1,398,492	$(14,810)	92	$227,683	$(6,437)	18	$1,626,175	$(21,247)	110

% Below cost – fixed maturity securities:
<20% Below cost	$1,398,492	$(14,810)	92	$227,683	$(6,437)	18	$1,626,175	$(21,247)	110
20%-50% Below cost	—	—	—	—	—	—	—	—	—
>50% Below cost	—	—	—	—	—	—	—	—	—

Total for securities in an unrealized loss position	$1,398,492	$(14,810)	92	$227,683	$(6,437)	18	$1,626,175	$(21,247)	110

Investment grade	$1,398,492	$(14,810)	92	$227,683	$(6,437)	18	$1,626,175	$(21,247)	110
Below investment grade	—	—	—	—	—	—	—	—	—

Total for securities in an unrealized loss position	$1,398,492	$(14,810)	92	$227,683	$(6,437)	18	$1,626,175	$(21,247)	110

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2011, 2010 and 2009

The scheduled maturity distribution of fixed maturity securities as of December 31, 2011 is set forth below. Actual maturities may differ from contractual maturities because issuers of securities may have the right to call or prepay obligations with or without call or prepayment penalties.

(U.S. dollar amounts in thousands)	Amortized cost or cost	Fair value
Due one year or less	$306,968	$309,145
Due after one year through five years	1,772,228	1,820,765
Due after five years through ten years	496,187	515,970
Due after ten years	—	—

Subtotal	2,575,383	2,645,880
Residential mortgage-backed securities	49,635	49,635

Total	$2,625,018	$2,695,515

As of December 31, 2011, $52 million of investments were subject to certain call provisions. Typically, call provisions provide the issuer the ability to redeem a security, prior to its stated maturity, at or above par.

(e) Investment Concentrations

As of December 31, 2011, securities issued by finance and insurance industry groups and foreign state government represented approximately 22% and 25%, respectively, of the corporate fixed maturity securities portfolio held by the Company.

As of December 31, 2011, the Company held $224 million in corporate fixed maturity securities issued by National Australia Bank Limited, which comprised 11% of total stockholders’ equity as of December 31, 2011. Additionally, the Company held $222 million in corporate fixed maturity securities issued by the New South Wales Treasury Corporation, which comprised 11% of total stockholders’ equity. No other single issuer exceeded 10% of total stockholders’ equity.

(4) Fair Value Measurements

Recurring Fair Value Measurements

We have fixed maturity securities which are carried at fair value. Below is a description of the valuation techniques and inputs used to determine fair value by class of instrument.

Fixed maturity securities

The valuations of fixed maturity securities are determined using a market approach, income approach or a combination of the market and income approach depending on the type of instrument and availability of information.

We utilize certain third-party data providers when determining fair value. We consider information obtained from third-party pricing services as well as third-party broker provided prices, or broker quotes, in our determination of fair value. Additionally, we utilize internal models to determine the valuation of securities using an income approach where the inputs are based on third-party provided market inputs. While we consider the valuations provided by third-party pricing services and broker quotes, management determines the fair value of our investment securities after considering all relevant and available information. We also obtain an understanding of the valuation methodologies and procedures used by third-party data providers to ensure sufficient understanding to evaluate the valuation data received and determine the appropriate fair value.

In general, we first obtain valuations from pricing services. If a price is not supplied by a pricing service, we will typically seek a broker quote. For certain private fixed maturity securities where we do not obtain valuations from pricing services, we utilize an internal model to determine fair value since transactions for identical securities are not readily observable and these securities are not typically valued by pricing services. For all securities, excluding certain private fixed maturity securities, if neither a pricing service nor broker quote valuation is available, we determine fair value using internal models.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2011, 2010 and 2009

For pricing services, we obtain an understanding of the pricing methodologies and procedures for each type of instrument. In general, a pricing service does not provide a price for a security if sufficient information is not readily available to determine fair value or if such security is not in the specific sector or class covered by a particular pricing service. Given our understanding of the pricing methodologies and procedures of pricing services, the securities valued by pricing services are typically classified as Level 2 unless we determine the valuation process for a security or group of securities utilizes significant unobservable inputs.

For private fixed maturity securities, we utilize an internal model to determine fair value and utilize public bond spreads by sector, rating and maturity to develop the market rate that would be utilized for a similar public bond. We then add an additional premium to the public bond spread to adjust for the liquidity and other features of our private placements. We utilize the estimated market yield to discount the expected cash flows of the security to determine fair value. We assign each security an internal rating to determine an appropriate public bond spread that should be utilized in the valuation. While we generally consider the public bond spreads by sector and maturity to be observable inputs, we evaluate the similarities of our private placement with the public bonds to determine whether the spreads utilized would be considered observable inputs for the private placement being valued. To determine the significance of unobservable inputs, we calculate the impact on the valuation from the unobservable input and will classify a security as Level 3 when the impact on the valuation exceeds 10%.

For remaining securities priced using internal models, we maximize the use of observable inputs but typically utilize significant unobservable inputs to determine fair value. Accordingly, the valuations are typically classified as Level 3.

The following table summarizes the primary sources considered when determining fair value of each class of fixed maturity securities as of December 31, 2011:

(U.S. dollar amounts in thousands)	Total	Level 1	Level 2	Level 3
Government – non-U.S.:
Pricing services	$375,478	$—	$375,478	$—
Internal models	839	—	—	839

Total government – non-U.S.	376,317	—	375,478	839

Corporate – U.S.:
Pricing services	59,462	—	59,462	—

Total corporate – U.S.	59,462	—	59,462	—

Corporate – non-U.S.:
Pricing services	2,210,101	—	2,210,101	—

Total corporate – non-U.S.	2,210,101	—	2,210,101	—

Residential mortgage-backed securities:
Internal models	49,635	—	—	49,635

Total residential mortgage-backed securities	49,635	—	—	49,635

Total fixed maturity securities	$2,695,515	$—	$2,645,041	$50,474

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2011, 2010 and 2009

The following table summarizes the primary sources considered when determining fair value of each class of fixed maturity securities as of December 31, 2010:

(U.S. dollar amounts in thousands)	Total	Level 1	Level 2	Level 3
Government – non-U.S.:
Pricing services	$438,297	$—	$438,297	$—
Internal models	835	—	—	835

Total government – non-U.S.	439,132	—	438,297	835

Corporate – U.S.:
Pricing services	35,842	—	35,842	—

Total corporate – U.S.	35,842	—	35,842	—

Corporate – non-U.S.:
Pricing services	2,314,318	—	2,314,318	—

Total corporate – non-U.S.	2,314,318	—	2,314,318	—

Residential mortgage-backed securities:
Internal models	49,715	—	—	49,715

Total residential mortgage-backed securities	49,715	—	—	49,715

Total fixed maturity securities	$2,839,007	$—	$2,788,457	$50,550

The following tables set forth our assets that are measured at fair value on a recurring basis as of the dates indicated:

	December 31, 2011
(U.S. dollar amounts in thousands)	Total	Level 1	Level 2	Level 3
Assets
Investments:
Fixed maturity securities:
Government – non-U.S.	$376,317	$—	$375,478	$839
Corporate – U.S.	59,462	—	59,462	—
Corporate – non-U.S.	2,210,101	—	2,210,101	—
Residential mortgage-backed securities	49,635	—	—	49,635

Total fixed maturity securities	$2,695,515	$—	$2,645,041	$50,474

	December 31, 2010
(U.S. dollar amounts in thousands)	Total	Level 1	Level 2	Level 3
Assets
Investments:
Fixed maturity securities:
Government – non-U.S.	$439,132	$—	$438,297	$835
Corporate – U.S.	35,842	—	35,842	—
Corporate – non-U.S.	2,314,318	—	2,314,318	—
Residential mortgage-backed securities	49,715	—	—	49,715

Total fixed maturity securities	$2,839,007	$—	$2,788,457	$50,550

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2011, 2010 and 2009

The following tables present additional information about assets measured at fair value on a recurring basis and for which we have utilized significant unobservable (Level 3) inputs to determine fair value as of or for the dates indicated:

	Beginning balance as of January 1, 2011	Total realized and unrealized gains (losses)		Purchases	Sales	Issuances	Settlements	Transfer into Level 3	Transfer out of Level 3	Ending balance as of December 31, 2011	Total gains (losses) included in net income attributable to assets still held
(U.S. dollar amounts in thousands)		Included in net income	Included in OCI
Fixed maturity securities:
Government – non-U.S.	$835	$—	$4	$—	$—	$—	$—	$—	$—	$839	$—
Residential mortgage-backed securities	49,715	—	(80)	—	—	—	—	—	—	49,635	—

Total Level 3 assets	$50,550	$—	$(76)	$—	$—	$—	$—	$—	$—	$50,474	$—

(U.S. dollar amounts in thousands)	Beginning balance as of January 1, 2010	Total realized and unrealized gains (losses)		Purchases, sales, issuances and settlements, net	Transfer into Level 3	Transfer out of Level 3(1)	Ending balance as of December 31, 2010	Total gains (losses) included in net income attributable to assets still held
		Included in net income	Included in OCI
Fixed maturity securities:
Government – non-U.S	$778	$—	$57	$—	$—	$—	$835	$—
Corporate – non-U.S.	1,362	—	—	—	—	(1,362)	—	—
Residential mortgage-backed securities	—	—	5,199	44,516	—	—	49,715	—

Total Level 3 assets	$2,140	$—	$5,256	$44,516	$—	$(1,362)	$50,550	$—

(1)	The transfer out of Level 3 was primarily related to private fixed corporate-non U.S. securities and resulted from a change in the observability of inputs used to determine fair value.

Realized and unrealized gains (losses) on Level 3 assets and liabilities are primarily reported in either net investment gains (losses) within the consolidated statements of income or OCI within stockholders’ equity based on the appropriate accounting treatment for the instrument.

Purchases, sales, issuances and settlements represent the activity that occurred during the period that results in a change of the asset or liability but does not represent changes in fair value for the instruments held at the beginning of the period. Such activity consists of purchases and sales of fixed maturity securities.

The amount presented for unrealized gains (losses) for assets still held as of the reporting date primarily represents accretion on certain fixed maturity securities which were recorded in net investment gains (losses).

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2011, 2010 and 2009

(5) Deferred Acquisition Costs

The following table presents the activity impacting deferred acquisition costs as of and for the years ended December 31:

(U.S. dollar amounts in thousands)	2011	2010	2009
Balance as of January 1	$107,355	$92,356	$58,141
Impact of foreign currency translation	(287)	13,230	19,144
Costs deferred	42,461	35,230	39,567
Amortization	(38,268)	(33,461)	(24,496)

Balance as of December 31	$111,261	$107,355	$92,356

(6) Goodwill

There were no additions or impairments to goodwill during the years ended December 31, 2011, 2010 and 2009. The movement in goodwill during the year ended December 31, 2011 arises from adjustments for foreign currency translation.

(7) Intangibles

The following table presents intangibles costs as of and for the years ended December 31:

(U.S. dollar amounts in thousands)	2011	2010	2009
Intangibles – at cost	$58,950	$21,474	$16,163
Accumulated amortization	(8,588)	(4,605)	(2,005)

Total intangibles	$50,362	$16,869	$14,158

The increase in intangible assets from 2010 was related to certain customer supply and service agreements signed in 2011. See note 2 (i) for additional information.

(8) Reinsurance

The Company assumes mortgage insurance business from BT Lenders Mortgage Insurance (formerly Westpac Lenders Mortgage Insurance Company) on a quota share basis. The current quota share is 20% of the covered policies.

The Company is party to excess of loss reinsurance contracts with Genworth Mortgage Insurance Corporation and Brookfield Life Assurance Company Limited, both affiliates. The contracts provide for the recoverability of losses in excess of an annually determined limit that is based on the Company’s net earned premiums. During 2011, we amended the reinsurance agreements with our affiliates, Genworth Mortgage Insurance Corporation and Brookfield Life Assurance Company Limited, with an effective date of January 1, 2011 which was approved by the North Carolina Department of Insurance in April 2011. Under the amended agreements, the Company has reduced its overall loss exposure with our affiliated reinsurers.

The Company also has reinsurance arrangements with a number of other non-affiliate reinsurers to provide for the recoverability of losses in excess of certain aggregate retention limits.

In aggregate, the Company’s reinsurance arrangements provide a capped catastrophe reinsurance protection when paid losses exceed 140% of earned premiums. The Company sets the criteria for acceptable reinsurance in terms of risk appetite and counter party risk and monitors the reinsurance program to mitigate overall insurance risk. The Company utilizes reinsurance as a risk management tool but recognizes that reinsurance contracts do not relieve it from its obligations to policyholders. In the event that the reinsurers are unable to meet their obligations, the Company remains liable for the reinsured claims. The Company monitors both the financial condition of individual reinsurers and risk concentrations arising from similar geographic regions, activities and economic characteristics of reinsurers to lessen the risk of default by such reinsurers. Other than with Genworth Mortgage Insurance Corporation and Brookfield Life Assurance Company Limited, the Company does not have significant concentrations of reinsurance with any one reinsurer that could have a material impact on its results of operations. The increased use of reinsurance arrangements with non-affiliate reinsurers since 2009 has alleviated the reinsurance concentration risk by reducing the reliance on affiliate companies.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2011, 2010 and 2009

The following table sets forth the effects of reinsurance on premiums written and earned for the years ended December 31:

(U.S. dollar amounts in thousands)	2011	2010	2009
Written premiums:
Direct	$401,866	$307,313	$382,096
Assumed	9,956	27,491	60,040
Ceded	(75,479)	(85,335)	(50,275)

Net premiums written	$336,343	$249,469	$391,861

Premiums earned:
Direct	$424,690	$382,025	$341,404
Assumed	31,100	31,810	21,450
Ceded	(75,714)	(85,478)	(57,724)

Net premiums earned	$380,076	$328,357	$305,130

Percentage of amount assumed to net	8.2%	9.7%	7.0%

Losses and loss adjustment expenses:
Direct	$175,542	$129,444	$153,144
Assumed	7,421	5,497	3,408

Net losses and loss adjustment expenses	$182,963	$134,941	$156,552

Reinsurance recoveries are recognized as a reduction of losses and loss adjustment expenses. There were no amounts recognized during 2011, 2010 and 2009 related to reinsurance recoveries.

(9) Reserve for Losses and Loss Adjustment Expenses

The following table sets forth changes in the reserve for losses and loss adjustment expenses for the dates indicated:

(U.S. dollar amounts in thousands)	2011	2010(1)	2009(1)
Balance as of January 1	$205,933	$201,959	$137,522

Incurred related to insured events of:
Current year	185,359	130,516	132,845
Prior years	(2,396)	4,425	23,707

Total incurred	182,963	134,941	156,552

Paid related to insured events of:
Current year	(22,018)	(19,453)	(20,492)
Prior years	(93,870)	(134,215)	(116,959)

Total paid	(115,888)	(153,668)	(137,451)

Impact of foreign currency translation	(980)	22,701	45,336

Balance as of December 31	$272,028	$205,933	$201,959

(1)

The amounts in 2010 and 2009 have been re-presented for incurred losses (current years and prior year) and paid claims (current year and prior years) to reflect the most recent arrears date for any modified delinquent loan. Previously, only the date of the first time occurrence of a delinquent loan was considered for the break out of current year or prior years. This amendment provides a better reflection of the delinquency arrears movement when comparing delinquencies of the current year with delinquencies of prior years. This change in presentation had no impact on our results or financial condition.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2011, 2010 and 2009

The incurred losses increased in 2011 primarily as a result of higher new delinquencies from seasoning of our in-force block of business, regional economic pressures and a higher average reserve per delinquency driven by the aging of existing delinquent loans. In the fourth quarter of 2011, we increased reserves for existing delinquencies as lenders accelerated actions to transition delinquencies to claim. In 2011, the decrease in incurred losses related to prior years was primarily attributable to the benefit from loss mitigation activities.

In 2010, the decrease of incurred loss reserves was primarily attributable to a continuing improvement of economic conditions which led to favorable loss trends. Paid claims were higher due to significant loss mitigation activities.

In 2009, the increase in incurred losses related to prior years was primarily attributable to strengthening of reserves as a result of less favorable loss trend experiences in these years.

(10) Unearned Premiums

The following table presents the activity impacting unearned premiums for the years ended December 31:

(U.S. dollar amounts in thousands)	2011	2010	2009
Balance as of January 1	$1,092,252	$1,036,745	$732,132
Impact of foreign currency translation	(1,835)	134,538	225,331
Gross written premiums	411,822	334,804	442,136
Gross earned premiums	(455,790)	(413,835)	(362,854)

Balance as of December 31	$1,046,449	$1,092,252	$1,036,745

The Company recognizes premiums over a period of up to nine years, the estimated period of risk emergence. Most of the premiums are recognized between one and four years from issue date. The recognition of earned premiums for our mortgage insurance business involves significant estimates and assumptions as to future loss development and policy cancellations. These assumptions are based on the historical experience and the expectations of future performance, which are highly dependent on assumptions as to long-term macroeconomic conditions including interest rates, home price changes and the rate of unemployment.

(11) Employee Benefit Plans

It is compulsory for superannuation contributions to be made by the Company to a regulated and complying superannuation fund for all Australian employees. These superannuation funds are defined contribution plans. The minimum required contribution paid by the Company was 9% of each employee’s salary in 2011, 2010 and 2009 (subject to certain upper limits). Employees may elect to pay additional contributions out of their salary. The Company has made superannuation payments on behalf of its employees of $3 million for the year ended 2011 and $2 million in each of the years ended 2010 and 2009.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2011, 2010 and 2009

(12) Income Taxes

The total provision for income taxes was as follows for the years ended December 31:

(U.S. dollar amounts in thousands)	2011	2010	2009
Current	$108,318	$74,548	$61,104
Deferred	(1,915)	4,848	4,168

Total provision for income taxes	$106,403	$79,396	$65,272

The reconciliation of the federal statutory tax rate to the effective income tax rate was as follows for the years ended December 31:

	2011	2010	2009
Australian income tax rate	30.0%	30.0%	30.0%
Increase (reduction) in rate resulting from:
Valuation allowance against branch losses	1.4	2.2	3.0
Adjustment to prior year provision	(0.7)	(0.2)	(0.1)
Unrecognized tax benefits	5.8	—	—
Other, net	—	(0.1)	0.2

Effective rate	36.5%	31.9%	33.1%

In 2011, the increase in the effective income tax rate was the result of unrecognized tax benefits. See uncertainty in income taxes section below for additional information.

The components of the net deferred income tax liability were as follows as of December 31:

(U.S. dollar amounts in thousands)	2011	2010
Assets:
Net unrealized losses on investment securities	$—	$1,708
Reserve for loss adjustment expenses	3,765	3,732
Accrued expenses	2,557	2,780
Branch operating loss carryforward	16,068	13,157
Other	3,455	5,191

Gross deferred income tax assets	25,845	26,568
Valuation allowance	(16,068)	(13,580)

Total deferred income tax assets	9,777	12,988

Liabilities:
Net unrealized gains on investment securities	21,150	—
Unrealized gains subject to local current tax	(18,536)	—
Accrued investment income	5,856	11,748
Other	10,724	8,250

Total deferred income tax liabilities	19,194	19,998

Net deferred income tax liability	$9,417	$7,010

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax assets and liabilities, projected future taxable income, and tax planning strategies in making this assessment.

As of December 31, 2011, the Company recognized a valuation allowance of $16 million against the value of the operating loss carry forward derived by the New Zealand branch. The valuation allowance as of December 31, 2010 was $13 million. An additional valuation allowance of $1 million was recognized as of December 31, 2010 against the value of other branch deferred tax assets where the Company has judged it more likely than not that those deferred tax assets will not be realized in future years. Tax losses in New Zealand will be available to offset any future taxable income generated by the branch.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2011, 2010 and 2009

The head entity of the Australian income tax consolidated group (refer to note 2(m)), Genworth Financial New Holdings Pty Limited, files Australian income tax returns and is not currently under examination by the Australian Taxation Office. The Company is no longer subject to examination for tax years prior to 2007.

The Company made tax payments during 2011 directly to the Australian Tax Office on behalf of the head entity as they became due, under the terms of the tax funding agreement (refer to note 2(m)). The Company utilized the tax benefits of the tax losses from the head entity and other group members under the tax consolidation system of $29 million and $28 million for 2011 and 2010, respectively. Associated intercompany liabilities were recorded under the terms of the tax-sharing agreement.

The Company and its subsidiaries are members of a tax consolidated group that files income tax returns in Australia. Tax years that remain open to examination by the Australian Taxation Office are 2007 through 2011. No income tax returns were examined during the year, or are currently under examination at the date of this report.

The Company recognizes interest and penalties related to unrecognized tax benefits as a part of income taxes, where relevant. The consolidated balance sheet includes no amounts for interest or penalties related to unrecognized tax benefits, and no such amounts were recognized as components of the provision for income taxes.

Uncertainty in Income Taxes

The Company recognizes tax benefits related to positions taken, or expected to be taken, on a tax return once a “more-likely-than-not” threshold has been met. For a tax position that meets the recognition threshold, the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlements is recognized in the consolidated financial statements.

There was a $17 million net increase to the total amount of unrecognized tax benefits related to tax uncertainties arising during 2011. The increase was the result of a change in management’s assertion of the technical merits of a tax position taken in an earlier period associated with the Genworth initial public offering in 2004 based on management’s best judgment given the facts, circumstances and information available at each reporting date. The Company does not expect any further changes in unrecognized tax benefits to have a significant impact on its consolidated financial statements within the next 12 months. The balance of unrecognized tax benefits of $17 million, if recognized, would impact the Company’s effective tax rate.

(13) Related Party Transactions

The Company recorded an amount for an allocated share of Genworth’s corporate overhead for certain services. They included allocations of costs for public relations, investor relations and internal audit services for the amount of $11 million, $17 million and $16 million for the years ended December 31, 2011, 2010 and 2009, respectively. Some costs have not been specifically billed to the Company and have been treated as a contribution of capital, where the debt was not settled. This contribution of capital amounted to $5 million, $12 million, and $15 million in 2011, 2010 and 2009, respectively.

Related party transactions are settled monthly unless specified differently within contractual agreements.

The Company also recorded expenses associated with Genworth stock options and restricted stock unit grants for the years ended December 31, 2011, 2010 and 2009 for the total amount of $1 million.

The Company has reinsurance arrangements with Genworth Mortgage Insurance Corporation and Brookfield Life Assurance Company Limited, both affiliates. The reinsurance premiums amounted to $43 million, $57 million and $58 million in 2011, 2010 and 2009, respectively.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2011, 2010 and 2009

The Company is included in a consolidated Australian income tax group with Genworth Financial New Holdings Pty Limited as the head entity, and is subject to a tax-sharing arrangement that allocates tax on a separate company basis and provides benefit for current utilization of losses and credits. Refer to note 12 for additional disclosures.

The Company paid ordinary dividends of $53 million and $51 million to its shareholder Genworth Financial Mortgage Insurance Holdings Pty Limited in 2011 and 2010, respectively. In addition, the Company paid ordinary dividends of $8 million to its shareholder Genworth Financial Services Pty Ltd in both 2011 and 2010. No dividends were paid in 2009.

The Company issued shares of $36 million to its parent company, Genworth Financial Mortgage Insurance Holdings Pty Limited, on July 31, 2009 for the settlement of an intercompany tax liability.

(14) Supplemental Cash Flow Information

Net cash paid for taxes was $71 million, $43 million and $31 million for the years ended December 31, 2011, 2010 and 2009, respectively. Cash paid for interest was $8 million for the year ended December 31, 2011. Corporate overhead allocations of $5 million, $12 million and $15 million, which were not settled, have been treated as capital contributions in 2011, 2010 and 2009, respectively. Intercompany tax balances of $36 million which were not settled were recognized as capital contributions in 2009. For further discussion, refer to note 13.

(15) Securitization Entities

Part of the Company’s product offering includes portfolio credit enhancement policies to Australian regulated lenders that have originated housing loans for securitization in the Australian, European and U.S. markets. Portfolio mortgage insurance serves as an important form of credit enhancement for the Australian securitization market and the Company’s portfolio credit enhancement coverage is generally purchased for low loan-to-value, seasoned loans written by regulated institutions.

As of December 31, 2011 and 2010, the Company had a maximum exposure to loss from the provision of portfolio credit enhancement to securitization trusts sponsored by third parties of $157 million and $171 million, respectively. The exchange rate for calculating the maximum exposure to loss of translating the Australian dollar into the U.S. dollar as of December 31, 2011 and 2010 was $1.02 and $1.03, respectively. This exposure was calculated based on the expectation of a 1 in 250 year event. The Company has applied the Australian Prudential Regulation Authority (“APRA”) stress scenario to calculate this exposure. The Company holds sufficient capital resources to meet this obligation were it to occur.

(16) Borrowings

On June 30, 2011, the Company issued AUD$140 million of subordinated floating rate notes due 2021 with an interest rate of three-month Bank Bill Swap reference rate plus a margin of 4.75%. The Company used the proceeds it received from this transaction for general corporate purposes.

(17) Statutory Accounting

Genworth Mortgage prepares financial statements for its regulator, APRA, in accordance with the accounting practices prescribed by the regulator, which is a comprehensive basis of accounting other than U.S. GAAP.

The balance sheet is recorded under Australian accounting standards and a prudential adjustment is made to derive the APRA capital base, being the tax-effected difference between the insurance liabilities under APRA and Australian accounting standards.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2011, 2010 and 2009

The Company’s APRA net income after tax, capital base, minimum capital requirement and solvency ratio were as follows as of and for the year ended December 31:

(U.S. dollar amounts in thousands)	2011	2010
APRA net income after tax	$259,132	$169,455

APRA capital base	$2,414,629	$2,147,852
APRA minimum capital requirement	$1,544,272	$1,381,449
APRA solvency ratio	1.56	1.35

The above APRA net income after tax, capital base, minimum capital requirement and solvency ratio are the combined amounts of Genworth Financial Mortgage Insurance Pty Limited and its wholly-owned subsidiary, Genworth Financial Mortgage Indemnity Limited.

Under the prudential regulation framework in Australia, mortgage insurers are required to establish a catastrophic risk charge defined as a 1 in 250 year event. APRA specifies a formula to quantify this event. The Company is required to maintain adequate capital to fund this charge, in addition to normal insurance liabilities, by ensuring that its capital base exceeds its minimum capital requirement at all times.

As of December 31, 2011, the APRA solvency ratio was 1.56.

The Company’s ability to pay dividends to Genworth Financial Mortgage Insurance Holdings Pty Limited is allowable if the following apply:

•	the Company’s assets exceed its liabilities immediately before the dividend is declared and the excess is sufficient for the payment of the dividend;

•	it is fair and reasonable to the Company’s shareholders as a whole; and

•	it does not materially prejudice the Company’s ability to pay its creditors.

Any dividend above four preceding quarters’ earnings requires prior approval from APRA. In addition, any dividend payment must result in the Company continuing to meet the APRA minimum capital requirement.

(18) Likely Developments

In November 2011, Genworth, the Company’s ultimate parent, announced a plan to sell a minority position of up to 40% through an initial public offering (“IPO”) of its Australian mortgage insurance business in 2012, subject to market conditions and regulatory review and approval. This plan, according to Genworth, is part of a broader strategy to rebalance its business portfolio, support future growth opportunities with expanded access to the capital markets, maintain control positions of the platform, and together with other actions, free material capital for redeployment. Genworth would maintain a control position under the planned transaction. This planned transaction would have negligible impact on the day-to-day operations of the Company and our customers.